EXHIBIT 99.1



Investor Contact:                                  Dow Jones & Company
Mark Donohue                                        200 Liberty Street
Director, Investor Relations                        New York, NY 10281
(609) 520-5660

Media Contact:
Brigitte Trafford
Vice President, Communications
(212) 416-3213

                      DOW JONES REPORTS IMPROVED
             REVENUE AND PROFIT FOR FIRST QUARTER 2004
                    Provides 2nd Quarter Outlook

NEW YORK (April 13, 2004)---Dow Jones & Company (NYSE: DJ) today reported that it earned 22 cents per diluted share during the first quarter 2004, compared with 82 cents per diluted share in the first quarter of 2003. Excluding the special items explained herein, the Company earned 22 cents per diluted share during the first quarter 2004, up 83% over the 12 cents per diluted share earned in the first quarter of 2003.

Revenue rose 12.1% in the first quarter of 2004 to $401.6 million, led by a 6.3% increase in U.S. Wall Street Journal linage compared with the first quarter of 2003, as well as increases at Electronic Publishing and Ottaway Community Newspapers. Operating income was $33.8 million, up 92.0% compared to $17.6 million in 2003. Excluding special items, operating income was up 76% from the same period last year with operating margins of 7.7% in 2004 compared to 4.9% in 2003.

Special Items: In the first quarter 2004, the Company recorded special items netting to zero cents per share as a special gain of two cents per share related to reduction of a lease obligation reserve was offset by a loss of two cents per share for accretion of discount on a contract-guarantee obligation. In the first quarter 2003, special items netted to a gain of 70 cents per share and included a non-cash gain from the reversal of a 1998 reserve for loss contingencies net of a charge for accretion of discount on a contract-guarantee obligation.

"We are pleased with the progress we made in the quarter. First, the quality of our products continues to be recognized - most recently evidenced by the Journal winning two Pulitzer prizes," said Peter R. Kann, chairman and chief executive officer of Dow Jones & Company. "Financially, the combination of a moderately improved advertising environment, the successful execution of our strategic plan, 'Business Now,' and major operational improvements, have enabled us to post healthy gains in revenue and profit - not only in total but also in each business segment - during the first quarter."

Mr. Kann continued: "While we are encouraged by this progress, and the fact that this marks the third quarter in a row of improved linage at the Journal, ad levels and therefore revenue and profit remain well below normal levels. As such, we remain committed to controlling everything we can to maximize our current performance and future potential."

Dow Jones also said that it expects earnings per share before special items in the second quarter of 2004 to be in the mid-30 cents per share range, compared with 27 cents per share in the second quarter of 2003. This assumes second-quarter 2004 linage at the U.S. Wall Street Journal will be up in the mid-single digit percentage range over the second quarter of 2003.

Based on currently anticipated special items in the second quarter of 2004, the Company expects reported earnings per share to be in the mid-30 cents per share range, compared with 38 cents per share in the second quarter of 2003. Please refer to the attached table for a reconciliation of the Company's second quarter earnings before and after special items.

Segment Results

Print Publishing revenue increased $23.2 million, or 10.8%, in the first quarter 2004 over the same period a year ago. Operating income rose $9.3 million to $4.6 million and operating margin was 1.9% in the first quarter 2004, an improvement from the prior years operating loss. U.S. Wall Street Journal advertising linage increased 6.3% (up 25.2% in March, with two extra issues) while linage at the international editions of the Journal increased 11.1% (up 38.6% in March, with two extra issues in both the European and Asian editions). Barron's ad pages increased 22.0% in the quarter (up 51.0% in March).

Electronic Publishing revenue in the first quarter 2004 increased 9.1% and operating income rose 10.0% from the same period a year ago. Operating margin of 21.4% was up slightly over last year. Improved performance at Indexes/Ventures, Consumer Electronic Publishing and Newswires, including the acquisition of Alternative Investor Group--which closed on March 19,
2004--drove these improved results.   Terminal counts at Newswires were down
4.6%, but down only 1.4% on a sequential basis. Paid subscribers to The Wall Street Journal Online grew to 695,000 as of March 31, 2004, up 3.0% from March 31, 2003 and up 0.9% on a sequential basis.

Ottaway Community Newspapers' revenue in the first quarter 2004 increased 20.2% from the same period a year ago with operating income up 34.9%. Operating margin of 21.9% was well up over last year's 19.5%. Excluding the May 2003 acquisition of The Record of Stockton, same property revenue was up 5.9% and operating income was up 19.2%. Same-property advertising linage increased 4.3% in the first quarter (linage was up 3.8% in March with one fewer Sunday).
The Company ended the first quarter with $258 million in debt, compared with $153 million at the end of the fourth quarter of 2003. The increase is primarily due to the $85 million acquisition of Alternative Investor Group in March 2004.

As previously announced, the Company will host an earnings conference call at 10 a.m. ET today. The call can be accessed via a live Web cast through the Investor Relations section of the Company's Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by dialing 877-407-3140. A replay of the conference call and the full text of the prepared remarks will be available on the Company's Web site in the Investor Relations section shortly after the call concludes.

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC of CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements:
This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including the cyclical nature of the Company's business and the strong negative impact of economic downturns on the Company's core advertising market--business-to-business advertising--and on advertising revenues in general; the severe weaknesses in the current technology and financial advertising markets; the extent of any recovery in the economy; the risk that the Company will not benefit from any recovery in the economy; the Company's ability to continue to limit and manage expense growth without harming its growth prospects; the uncertainties relating to the Company's guarantee to Cantor Fitzgerald Securities and Market Data Corporation; the intense competition the Company's existing products and services face; the risk that the Company's initiatives to attract more consumer advertising, and other diversified advertising, to The Wall Street Journal will not succeed; with respect to Newswires, the negative impact of consolidations and layoffs in the financial services industry on sales; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission. This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures. This reconciliation is also available on the Investor Relations page of our web site at www.dowjones.com.

                         Dow Jones & Company
                           Earnings Summary                        6
                             (Unaudited)

(in thousands, except
per share amounts)                         Quarters Ended March 31
                                           2004               2003
                                           ----               ----
Reported results:

   Revenues                            $401,621           $358,230

   Operating income                      33,759             17,579

   Net income                            17,816             66,932

   Effective tax rate*                     41.2%               8.8%

   Diluted EPS                             $.22               $.82

Excluding items described in Note 2:

   Operating income                    $ 30,998           $ 17,579

   Net income                            18,139              9,721

   Effective tax rate*                     38.6%              40.0%

   Diluted EPS                             $.22               $.12

   EPS percentage change                   83.3%              50.0%

*The effective income tax rate is net of minority interests.

See notes to financial information on page 11.




Reconciliation of Second Quarter Earnings Outlook

                                             Quarters Ended June 30,
                                        2004 Guidance    2003 Actual
                                       --------------    -----------
Reported earnings per share              mid-30 cents           $.38
                                    per share range**
Adjusted to remove:
 Contract guarantee                              (.02)          (.03)
 Gain from business interruption
   insurance claim                                               .14
 Gain on disposal of interest in vwd investment   .02
                                                -----           ----
EPS before special items                    mid-30 cents        $.27
                                         per share range

**Based on special items currently anticipated.

                         Dow Jones & Company
               Condensed Consolidated Statements of Income        7
                            (Unaudited)

(in thousands, except
 per share amounts)                        Quarters Ended March 31
                                           2004               2003
                                           ----               ----
Revenues:
Advertising                            $226,699           $190,508
Information services                     75,827             71,856
Circulation and other                    99,095             95,866
                                       --------           --------
Total revenues                          401,621            358,230

Expenses:
News, production and technology         122,557            115,295
Selling, administrative and general     145,235            129,022
Newsprint                                27,631             23,071
Print delivery costs                     47,845             45,906
Depreciation and amortization            27,355             27,357
Restructuring charges and September 11
  related items                          (2,761)
                                       --------           --------
Operating expenses                      367,862            340,651
                                       --------           --------
Operating income                         33,759             17,579

Other income (deductions):
Investment income                            91                 74
Interest expense                           (648)              (453)
Equity in losses of associated companies   (740)            (1,849)
Gain on resolution of Telerate sale loss
  contingencies                                             59,821
Contract guarantee                       (1,985)            (2,610)
Other, net                                 (766)               439
                                       --------           --------
Income before income taxes
  and minority interests                 29,711             73,001
Income taxes                             12,481              6,481
                                       --------           --------
Income before minority interests         17,230             66,520
Minority interests                          586                412
                                       --------           --------
Net income                             $ 17,816           $ 66,932
                                       ========           ========
Net income per share:
  - Basic                                  $.22               $.82
  - Diluted                                 .22                .82
Weighted-average shares outstanding:
  - Basic                                81,758             81,791
  - Diluted                              82,212             82,028


See notes to financial information on page 11.

                         Dow Jones & Company
                         Segment Information                       8
                             (Unaudited)

(dollars in thousands)                          Quarters Ended March 31
                                                2004               2003
                                                ----               ----
Revenues:
Print publishing                            $237,575           $214,424
Electronic publishing                         86,369             79,187
Community newspapers:
  Comparable operations*                      68,413             64,619
  Newly-acquired operations                    9,264
                                            --------           --------
  Consolidated revenues                      401,621            358,230

Percentage change in revenues
 excluding divested/newly-acquired operations    9.1%              (4.9)%

Operating income:
Print publishing                               4,624             (4,685)
Electronic publishing                         18,513             16,831
Community newspapers:
  Comparable operations*                      14,995             12,581
  Newly-acquired operations                    1,977
Corporate                                     (9,111)            (7,148)
                                            --------           --------
Segment operating income                      30,998             17,579
Restructuring charges and
  September 11 related items                   2,761
                                            --------           --------
  Consolidated operating income             $ 33,759           $ 17,579
                                            ========           ========
Operating margin:
Print publishing                                 1.9%              (2.2)%
Electronic publishing                           21.4               21.3
Community newspapers:
  Comparable operations*                        21.9               19.5
  Newly-acquired operations                     21.3

  Consolidated operating margin                  8.4                4.9


Depreciation and amortization (D&A):
Print publishing                            $ 17,676           $ 17,680
Electronic publishing                          6,660              6,790
Community newspapers:
  Comparable operations*                       2,484              2,758
  Newly-acquired operations                      495
Corporate                                         40                129
                                            --------           --------
  Consolidated D&A                          $ 27,355           $ 27,357
                                            ========           ========

* Comparable operations exclude the results of Ottaway properties divested or acquired in the past 12 months.

See notes to financial information on page 11.

                                Dow Jones & Company
                    Supplemental Segment Revenue Information       9
                                 (Unaudited)

(in thousands)                                  Quarters Ended March 31
                                             2004                      2003
                                             ----                      ----
Print Publishing:

U.S. Publications:
   Advertising                           $151,182                  $129,857
   Circulation and other                   65,953                    66,390

International Publications:
   Advertising                             11,920                     9,993
   Circulation and other                    8,520                     8,184
                                         --------                  --------
       Total                              237,575                   214,424

Electronic Publishing:

Dow Jones Newswires:
   Domestic                                44,403                    43,365
   International                           10,797                    10,611
                                         --------                  --------
       Total Newswires                     55,200                    53,976
Consumer Electronic Publishing*            18,169                    15,371
Dow Jones Indexes/Ventures                 13,000                     9,840
                                         --------                  --------
       Total                               86,369                    79,187

Community Newspapers:

Advertising
  Comparable operations                    49,091                    45,691
  Newly-acquired operations                 7,777
                                         --------                  --------
       Total advertising                   56,868                    45,691

Circulation and other
  Comparable operations                    19,322                    18,928
  Newly-acquired operations                 1,487
                                         --------                  --------
       Total circulation and other         20,809                    18,928

       Total                               77,677                    64,619
                                         --------                  --------
   Total segment revenues                $401,621                  $358,230
                                         ========                  ========

* Includes WSJ.com, related vertical sites, licensing/business development and radio/audio.

See notes to financial information on page 11.

                              Dow Jones & Company
                           Statistical Information                 10
                                  (Unaudited)

                                             Quarters Ended March 31
                                       2004                         2003
                                       ----                         ----
Advertising Volume
Year-Over-Year Percentage Change:

The Wall Street Journal
   General                             (7.5)%                        2.5%
   Technology                          (0.2)                       (28.5)
   Financial                           47.1                        (37.5)
   Classified                           7.9                         15.3
 Total                                  6.3                        (11.0)

The Asian Wall Street Journal           8.3                          5.6
The Wall Street Journal Europe         13.5                         22.1
Barron's                               22.0                        (17.3)

Ottaway Newspapers*
   Daily                                2.4                         (0.5)
   Non-daily                           13.2                          3.1
   Total                                4.3                          0.1

Wall Street Journal advertising as a
 percentage of total Journal linage:

    General                            37.6%                        43.2%
    Technology                         15.9                         16.9
    Financial                          22.6                         16.3
    Classified                         23.9                         23.6


Other statistics:                                   March 31          March 31
                                                        2004              2003

Dow Jones Newswires terminals                        289,000           303,000
WSJ.com subscribers                                  695,000           675,000
WSJ.com unique visitors/business day                 141,000           129,000
Average monthly unique visitors to the Journal
   Network                                         6,017,000         5,975,000
Average monthly page views to the Journal
   Network                                        73,097,000        67,339,000

*    Percentage excludes divested/newly-acquired operations.

                               Dow Jones & Company
                          Notes to Financial Information           11

1. The Company's calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance. However, management uses these measures in comparing the Company's historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of the Company's performance relative to prior periods and its competitors.

2. The following table reconciles reported results to income adjusted for special items for the quarters ended March 31, 2004 and 2003.


                                            Quarters Ended March 31
(in millions, except                     2004                      2003
per share amounts)           Operating    Net    EPS    Operating      Net   EPS
                             ---------    ---    ---    ---------      ---   ---
Reported                         $33.8  $17.8  $ .22         $17.6   $66.9  $.82
Adjusted to remove:
Included in operating income:
 Reversal of lease obligation
  reserve - WFC (a)                2.8    1.7    .02
Included in non-operating income:
  Contract guarantee (b)                 (2.0)  (.02)                (2.6)  (.03)
  Gain on resolution of
   Telerate sale loss
     contingencies (c)                                               59.8    .73
                                 -----  -----   ----         ----   -----   ----
Adjusted                         $31.0  $18.1   $.22        $17.6   $ 9.7   $.12
                                 =====  =====   ====        =====   =====   ====



(a) Reversal of lease obligation reserve - World Financial Center (WFC):
In the fourth quarter 2001, the Company recorded a charge of $32.2 million as a result of its decision to permanently re-deploy certain personnel and abandon four of seven floors that were leased at its World Financial Center headquarters. This charge primarily reflected the Company's rent obligation through 2005 on this vacated space.

In the first quarter 2004, the Company renewed its lease at the World Financial Center including extending the term of one of the floors that was previously abandoned. The Company plans to re-occupy this floor with personnel from another New York location, whose lease term was expiring. As a result, the Company reversed $2.8 million ($1.7 million, net of taxes, or $.02 per diluted share) of the remaining lease obligation reserve of the previously abandoned floor at WFC.

(b) Contract guarantee:
Under the terms of the Company's 1998 sale of Telerate to Bridge Information Systems (Bridge), Dow Jones retained its guarantee of payments under certain circumstances of certain minimum payments for data acquired by Telerate from Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC).
The annual minimum payments average approximately $50 million per year through October 2006 under certain conditions. Bridge agreed to indemnify Dow Jones for any liability Dow Jones incurred under the contract guarantee with respect to periods subsequent to Bridge's purchase of Telerate. In 2000, based in part on uncertainty with Bridge's solvency as well as other factors, the Company established a reserve of $255 million representing the net present value of the total minimum payments of about $300 million from 2001 through October 2006, using a discount rate of 6%. Bridge filed for bankruptcy in February 2001 but made payments for this data for the

                              Dow Jones & Company
                         Notes to Financial Information         12

post-petition periods through October 2001, when Telerate ceased operations, went out of business, sold certain assets and rejected its contracts with Cantor and MDC. The Company is now in litigation with Cantor and MDC with respect to their claims for amounts due under the contract guarantee. The Company has various substantial defenses to these claims and the litigation is proceeding.

The first quarter of 2004 and 2003 included charges related to the accretion of the discount on the reserve balance of $2.0 million ($.02 per diluted share) and $2.6 million ($.03 per diluted share), respectively.

(c) Gain on resolution of Telerate sale loss contingencies:

In the first quarter of 2003, the Company recorded a gain of $59.8 million ($.73 per diluted share) on the resolution of certain loss contingencies resulting from the sale of its former Telerate subsidiary to Bridge. The reserve for loss contingencies was established as part of the loss on sale of Telerate in 1998 and related to various claims that arose out of the Stock Purchase Agreement, including a purchase price adjustment related to working capital, an indemnification undertaking and other actual and potential claims and counter-claims between the Company and Bridge. In February 2001, Bridge declared bankruptcy. In March 2003, these matters were resolved by the bankruptcy court, and the Company's contingent liabilities were thereby extinguished.

3. On March 19, 2004, the Company completed its acquisition of Alternative Investor from Wicks Business Information for $85 million plus net working capital. The $85 million purchase price could be increased by $5 million, payable in 2008, based on the performance of the acquired business. The acquisition was funded by the issuance of debt under the Company's commercial paper program.

Alternative Investor is a provider of newsletters, databases and industry conferences for the venture-capital and private-equity markets, and will be combined into the Company's Dow Jones Newswires business.

4. The Company's business and financial news and information operations are reported in two segments: print publishing and electronic publishing. The results of the Company's Ottaway Newspapers subsidiary, which publishes 15 daily newspapers and more than 30 weeklies and shoppers in nine states in the U.S., are reported in the community newspaper segment. Print publishing includes the global operations of The Wall Street Journal and its international editions, as well as Barron's and U.S. television operations (results of the Company's international television ventures are included in equity in earnings (losses) of associated companies). Electronic publishing includes the operations of Dow Jones Newswires, Consumer Electronic Publishing and Dow Jones Indexes/Ventures.

5. Restructuring charges and September 11 related items are not included in segment expenses, as management evaluates segment results exclusive of these items. For information purposes, the reversal of the lease obligation reserve allocable to each segment for the three months ended March 31, 2004 were as follows:

(in thousands)             Quarters Ended March 31
                                              2004
                                              ----
Print Publishing                            $2,631
Electronic Publishing                          125
Corporate                                        5
                                            ------
Reversal of lease obligation reserve        $2,761
                                            ======

                       Dow Jones & Company
                 Notes to Financial Information           13


6. Summarized financial information for 50% held equity-basis investments in associated companies were as follows (amounts are at 100% levels):

(in thousands)                             Quarters Ended March 31
                                          2004                2003
                                          ----                ----
   Factiva
    Revenues                           $63,534             $62,153
    Operating income                     4,260               2,284
    Depreciation and amortization        3,102               3,202

   SmartMoney
    Revenues                           $12,170             $12,093
    Operating (loss) income               (498)                 88
    Depreciation and amortization          211                 440

   CNBC International (*)
    Revenues                           $ 8,857             $ 8,301
    Operating loss                      (8,566)             (7,631)
    Depreciation and amortization          956                 998

(*) Includes the results of CNBC Europe and CNBC Asia.